Exhibit 99.1
The Houston Exploration Company
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2005
(in thousands)

	Historical	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	December 31,	Adjustment	Adjustment	Adjustment	December 31,
	2005	(a)	(b)	(c)	2005
Assets:
Cash and cash equivalents	$7,979	$32,889			$40,868
Receivables and other current assets	314,377				314,377
Natural gas and oil properties and other equipment, net	2,018,340	(190,889)	(30,795)		1,796,656
Other non-current assets	30,928				20,928

Total Assets	$2,361,624	$(158,000)	$(30,795)		$2,172,829

Liabilities:
Accounts payable — trade	$177,159				$177,159
Derivative financial instruments	417,658				417,658
Long-term debt and notes	597,000	(158,000)			439,000
Deferred federal income taxes	341,302				341,302
Asset retirement obligation	119,671		(30,795)		88,876
Other non-current liabilities	15,696				15,696

Total Liabilities	1,668,486	(158,000)	(30,795)		1,479,691

Stockholders’ Equity:
Common stock and additional paid-in capital	305,366				305,366
Unearned compensation	(7,859)				(7,859)
Retained earnings	663,367			(52,259)	611,108
Accumulated other comprehensive income	(267,736)			52,259	(215,477)

Total Stockholders’ Equity	693,138	—	—	—	693,138

Total Liabilities and Stockholders’ Equity	$2,361,624	$(158,000)	$(30,795)	$—	$2,172,829

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The Houston Exploration Company
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2005
(in thousands, except per share data)

	Historical	Pro Forma	Pro Forma	Pro Forma	Pro Forma	As Adjusted
	December 31,	Adjustment	Adjustment	Adjustment	Adjustment	December 31,
	2005	(d)	(e)	(f)	(g)	2005

Revenues:	$621,543	$(162,831)	$(14,467)			$444,245
Operating expenses:
Lease operating expense	67,796	(13,080)				54,716
Severance tax	18,121	(116)				18,005
Transportation expense	11,883	(1,047)				10,836
Asset retirement accretion expense	5,278	(1,470)				3,808
Depreciation, depletion and amortization	295,351	(51,039)				244,312
General and administrative, net	38,378					38,378

Total operating expenses	436,807	(66,752)				370,055

Income from operations	184,736	(96,079)	(14,467)			74,190

Other (income) expense	142					142
Interest expense, net	16,535			(7,985)		8,550

Income before income taxes	168,059	(96,079)	(14,467)	7,985		65,498

Income tax provision (benefit)	62,890				(35,896)	26,994

Net income	$105,169	$(96,079)	$(14,467)	$7,985	$35,896	$38,504

Earnings per share:
Net income per share — basic	$3.66					$1.34
Net income per share — diluted	$3.62					$1.33

Weighted average shares — basic	28,707					28,707
Weighted average shares — diluted	29,037					29,037
See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The Houston Exploration Company
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
Note 1 — Basis of Presentation
The accompanying unaudited pro forma condensed consolidated financial statements are presented to illustrate the effect of the sale of the Texas portion of Houston Exploration’s Gulf of Mexico assets on its historical financial position and operating results. The unaudited pro forma condensed consolidated balance sheet at December 31, 2005 gives effect to the sale of these offshore assets as if the sale had occurred on December 31, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 gives effect to the sale of these offshore assets as if the sale had occurred on January 1, 2005.
The unaudited pro forma condensed consolidated balance sheet, statements of operations and notes thereto were derived from, and should be read in conjunction with, our historical consolidated financial statements and the accompanying notes and should also be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2005.
The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.
The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of our company would have been had the transaction occurred on the respective dates assumed, nor is it necessarily indicative of our future operating results or financial position. However, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial information reflect estimates and assumptions that our company’s management believes to be reasonable.
Note 2 — Pro Forma Adjustments
The unaudited pro forma condensed consolidated balance sheet at December 31, 2005 reflects the following adjustments:
(a)	Adjustment to reduce or “credit” the full cost pool for the net cash proceeds of $190.8 million received from the sale of the Texas portion of our Gulf of Mexico natural gas and oil assets. Cash proceeds of $158 million used to repay and reduce borrowings under our revolving bank credit facility, with the balance of $32.8 million applied to increase cash or working capital;

(b)	Adjustment to eliminate the asset retirement obligation associated with assets sold of $30.8 million; and

(c)	Adjustment to recognize and reclass to earnings a net loss of $52.3 million deferred in accumulated other comprehensive income that was associated with derivatives allocated to Texas Gulf of Mexico production.
The unaudited pro forma condensed consolidated statement of operations as of December 31, 2005 reflects the following adjustments:
(d)	Adjustment to eliminate natural gas and oil revenues and operating expenses associated with the assets sold;

(e)	Adjustment to reflect an unrealized loss equal to the change in the fair market value of open derivative contracts attributable to Texas Gulf of Mexico production from January 1, 2005 to December 31, 2005 as a result of the loss of hedge accounting. This pro forma condensed consolidated statement of operations does not reflect the loss of hedge accounting for the remaining open derivative contracts for which the change in the fair market value from January 1, 2005 to December 31, 2005 would create an additional unrealized loss of approximately $343.2 million;

(f)	Adjustment to reduce interest expense, net of amounts capitalized, assuming the repayment of $158 million in outstanding borrowings under our revolving bank credit facility as of January 1, 2005; and

(g)	Adjustment to reduce income tax expense pursuant to above adjustments (d) through (f).

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